CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated January 8, 2016, relating to the financial statements and financial highlights and to the investment portfolio appearing in Item 6 of the Form N-CSR filing of Capital World Growth and Income Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

December 29, 2016